Exhibit 3:                      New Section 8 of Article I of the Bylaws of Chembio Diagnostics, Inc.

Section 8:
All proxy materials shall either be in writing and shall be signed, or shall be in electronic form as determined by the Company and consistent with regulations adopted by the Securities and Exchange Commission now or in the future.